EXHIBIT 21
                                                  ----------


SUBSIDIARIES OF THE REGISTRANT

   The Registrant has two wholly-owned subsidiaries, Davey Tree Surgery Company (incorporated in Ohio), and the Davey Tree Expert Co. of Canada, Limited (incorporated in Canada), each of which did business in 1997 under its corporate name.


                                       20